Exhibit 15.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

November 25, 2022

Commissioners:

We are aware that our reports dated May 5, 2022, July 29, 2022 and November 2, 2022 on our reviews of interim financial information of Credit Suisse Group AG and its subsidiaries (the “Group”), which are included in the Group’s Current Reports on Form 6-K dated May 5, 2022, July 29, 2022 and November 2, 2022 are incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

November 25, 2022

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zurich, Switzerland

T: +41 58 792 44 00, F: +41 58 792 44 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.